Exhibit 99.1

E V E R C O R E
EVERCORE REPORTS THIRD QUARTER 2020 RESULTS;
INCREASES QUARTERLY DIVIDEND TO $0.61 PER SHARE

	Third Quarter 2020 Results				2020 Year to Date Results
	U.S. GAAP		Adjusted		U.S. GAAP		Adjusted
		vs. Q3 2019		vs. Q3 2019		vs. YTD 2019		vs. YTD 2019
Net Revenues ($ millions)	$402.5	—%	$408.5	—%	$1,336.6	(1%)	$1,357.4	—%
Operating Income ($ millions)	$63.7	(9%)	$77.7	(8%)	$199.7	(29%)	$262.9	(18%)
Net Income Attributable to Evercore Inc. ($ millions)	$42.6	(2%)	$52.6	(13%)	$130.2	(32%)	$182.2	(25%)
Diluted Earnings Per Share	$1.01	—%	$1.11	(12%)	$3.09	(30%)	$3.85	(23%)
Operating Margin	15.8%	(167) bps	19.0%	(175) bps	14.9%	(589) bps	19.4%	(401) bps

Business and Financial Highlights	■
Third quarter Net Revenues were flat on both a U.S. GAAP and an Adjusted basis versus the prior year period. For the first nine months of 2020, Net Revenues decreased 1% on a U.S. GAAP basis and were flat on an Adjusted basis versus the prior year period

■
Underwriting Revenue of $66.5 million in the third quarter increased 278% versus the prior year period. For the first nine months of 2020, Underwriting Revenue of $181.2 million increased 195% versus the prior year period, a record for the period

	■	Maintained #1 league table ranking for announced M&A transaction volume among independents and #4 position in the U.S. among all firms over the last twelve months
■
Served as active bookrunner or co-manager on six of the 11 largest U.S. IPOs in the first nine months of 2020; played a key role in 30 underwriting transactions in the third quarter, including the lead left role on the innovative CAPS transaction

	■	Evercore ISI recognized as the top independent research firm in the Institutional Investor All-America Equity Research team rankings for the seventh consecutive year and #3 among all firms
	■	Evercore Wealth Management named to Barron's annual ranking of top independent U.S. Registered Investment Advisors

Talent	■	Michael Meyers joined Evercore ISI in July as a Senior Managing Director, helping to expand the firm's capital raising and distribution capabilities with convertible debt
	■	Building pipeline of senior level recruits

Strategic Transactions	■	Announced strategic alliance with Seneca Evercore, an independent strategic advisory firm in Brazil
	■	Announced transition of Evercore's Advisory presence in Mexico to a strategic alliance model with TACTIV, a newly formed firm by leaders of the business in Mexico

Capital Return	■	Quarterly dividend increased 5% to $0.61 per share
	■	Returned $233.9 million to shareholders for the first nine months of 2020 through dividends and repurchases of 1.9 million shares at an average price of $76.07

NEW YORK, October 21, 2020 – Evercore Inc. (NYSE: EVR) today announced its results for the third quarter ended September 30, 2020.

LEADERSHIP COMMENTARY

Ralph Schlosstein, Co-Chairman and Co-Chief Executive Officer, "Our broad capabilities to serve our clients drove solid results for both the third quarter and first nine months of this year, as these capabilities largely offset the expected decline in revenues from M&A activity. During the quarter, we added significantly to our year-to-date record underwriting revenues and we continued to see momentum across our capital advisory and underwriting businesses. We are extraordinarily proud of the strong Institutional Investor results our Evercore ISI team achieved – #3 among all firms and #1 by far among independent firms – and we thank our institutional investor clients for their strong and ongoing support. And our wealth management team continued to deliver exceptional returns and client service to our clients. We are benefiting materially from the investments that we have made in broadening and diversifying our platform over the past several years, and we are demonstrating to our clients and our shareholders that Evercore is an all-weather firm that can engage with clients on all of their most important strategic, financial and capital needs, and that can deliver to our shareholders meaningful revenues and earnings even when M&A activity is not robust. Our cash position and balance sheet continue to remain strong, and our capital return strategies remain on track."

John S. Weinberg, Co-Chairman and Co-Chief Executive Officer, "As the merger market begins to recover, we are pleased with the pace of activity that we are experiencing throughout our business. We maintained our #1 league table ranking among independents for announced M&A and the #4 position in the U.S. among all firms over the last twelve months. Our diverse capabilities allow us to advise our clients on their most important objectives, including mergers, as well as capital advisory, restructuring and refinancing needs. We continue to have constructive discussions with senior level professionals who can add breadth and depth to our capabilities that serve our clients."

Roger C. Altman, Founder and Senior Chairman, "This quarter demonstrated the importance of the broader and more diverse platform of investment banking services, which Evercore has built over many years. While the traditional M&A market was not as strong, the Firm, nevertheless, performed quite well."

Selected Financial Data - U.S. GAAP Results:

The following is a discussion of Evercore's results on a U.S. GAAP basis.

	U.S. GAAP
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands, except per share data)
Net Revenues	$402,515	$402,198	—%	$1,336,597	$1,348,571	(1%)
Operating Income(1)	$63,686	$70,344	(9%)	$199,718	$280,988	(29%)
Net Income Attributable to Evercore Inc.	$42,610	$43,278	(2%)	$130,197	$192,252	(32%)
Diluted Earnings Per Share	$1.01	$1.01	—%	$3.09	$4.43	(30%)
Compensation Ratio	64.5%	60.1%		64.7%	59.6%
Operating Margin	15.8%	17.5%		14.9%	20.8%
Effective Tax Rate	23.5%	28.0%		24.5%	20.9%
Trailing Twelve Month Compensation Ratio	63.2%	58.2%

(1) Operating Income includes Special Charges, Including Business Realignment Costs, of $7.4 million recognized in the Investment Banking segment for the three months ended September 30, 2020 and $39.6 million and $0.03 million recognized in the Investment Banking and Investment Management segment, respectively, for the nine months ended September 30, 2020. Operating Income for the three and nine months ended September 30, 2019 includes Special Charges, Including Business Realignment Costs, of $1.0 million and $3.1 million, respectively, recognized in the Investment Banking segment. See "Special Charges, Including Business Realignment Costs" below and page 7 for further information.

Net Revenues
For the three months ended September 30, 2020, Net Revenues of $402.5 million were flat versus the three months ended September 30, 2019, reflecting decreases in Advisory Fees and Commissions and Related Fees of $50.2 million and $3.0 million, respectively, predominantly offset by an increase in Underwriting Fees of $48.9 million, and higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. For the nine months ended September 30, 2020, Net Revenues of $1.34 billion decreased 1% versus the nine months ended September 30, 2019, reflecting a decrease in Advisory Fees of $124.6 million and lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. These decreases were predominantly offset by increases in Underwriting Fees and Commissions and Related Fees of $119.8 million and $15.9 million, respectively. See the Business Line Reporting - Discussion of U.S. GAAP Results below for further information.

Compensation
For the three months ended September 30, 2020, the compensation ratio was 64.5% versus 60.1% for the three months ended September 30, 2019. The compensation ratio for the three months ended September 30, 2020 is 66.3% when the $7.3 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. For the nine months ended September 30, 2020, the compensation ratio was 64.7% versus 59.6% for the nine months ended September 30, 2019. The compensation ratio for the nine months ended September 30, 2020 is 67.5% when the $37.4 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. See "Special Charges, Including Business Realignment Costs" below for further information. The increase in the amount of compensation recognized in the three and nine months ended September 30, 2020 is primarily driven by higher levels of incentive compensation recognized this year, higher amortization of unvested share-based and deferred cash awards and higher base salaries, primarily due to promotions. The resulting compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the nine months ended September

30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. The compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period.

Non-Compensation Costs
For the three months ended September 30, 2020, Non-Compensation Costs of $71.6 million decreased 20% versus the three months ended September 30, 2019, primarily driven by decreased travel and related expenses related to prolonged travel restrictions. For the nine months ended September 30, 2020, Non-Compensation Costs of $232.7 million decreased 11% versus the nine months ended September 30, 2019, primarily driven by decreased travel and related expenses, related to prolonged travel restrictions, and decreased professional fees, partially offset by increased bad debt expense.

Special Charges, Including Business Realignment Costs
In the first quarter of 2020, the Company substantially completed a review of operations focused on markets, sectors and people which have delivered lower levels of productivity in an effort to attain greater flexibility of operations and better position itself for future growth.

This review, which began in the fourth quarter of 2019, will generate reductions of approximately 8% of our headcount. In conjunction with the employment reductions, the Company expects to incur separation and transition benefits and related costs of approximately $43 million, $37.6 million of which has been recorded as Special Charges, Including Business Realignment Costs, in the first nine months of 2020 and are excluded from our Adjusted results. The Company believes these actions will best position it to continue to provide clients with the highest quality of independent advice while delivering value to our shareholders.

In conjunction with this review, in the second quarter of 2020 we entered into an agreement for the leaders of our business in Mexico to purchase Evercore Casa de Bolsa, S.A. de C.V. ("ECB"), our Mexico based broker-dealer focused principally on providing Investment Management services. In addition, in October we announced the decision to transition our Advisory presence in Mexico to a strategic alliance model.

The Company's estimates of charges are based on a number of assumptions. Actual results may differ materially if actual activity deviates from these assumptions.

Special Charges, Including Business Realignment Costs, for the three and nine months ended September 30, 2020 also reflect the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives of $0.1 million and $2.1 million, respectively. Special Charges, Including Business Realignment Costs, for the three and nine months ended September 30, 2019 reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

Effective Tax Rate
For the three months ended September 30, 2020, the effective tax rate was 23.5% versus 28.0% for the three months ended September 30, 2019. For the nine months ended September 30, 2020, the effective tax rate was 24.5% versus 20.9% for the nine months ended September 30, 2019. The effective tax rate is impacted by the non-deductible treatment of compensation associated with Evercore LP Units, as well as the deduction associated with the appreciation or depreciation in the Firm's share price upon vesting of employee share-based awards above or below the original grant price.

Selected Financial Data - Adjusted Results:

The following is a discussion of Evercore's results on an Adjusted basis. See pages 7 and A-2 to A-11 for further information and reconciliations of these non-GAAP metrics to our U.S. GAAP results.

	Adjusted
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands, except per share data)
Net Revenues	$408,489	$408,546	—%	$1,357,388	$1,364,151	—%
Operating Income	$77,663	$84,809	(8%)	$262,933	$318,960	(18%)
Net Income Attributable to Evercore Inc.	$52,628	$60,473	(13%)	$182,213	$243,169	(25%)
Diluted Earnings Per Share	$1.11	$1.26	(12%)	$3.85	$4.99	(23%)
Compensation Ratio	63.6%	58.0%		63.6%	58.0%
Operating Margin	19.0%	20.8%		19.4%	23.4%
Effective Tax Rate	27.2%	24.9%		26.1%	20.9%
Trailing Twelve Month Compensation Ratio	62.0%	56.9%

Adjusted Net Revenues
For the three months ended September 30, 2020, Adjusted Net Revenues of $408.5 million were flat versus the three months ended September 30, 2019, reflecting decreases in Advisory Fees and Commissions and Related Fees of $49.9 million and $3.0 million, respectively, predominantly offset by an increase in Underwriting Fees of $48.9 million and higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. For the nine months ended September 30, 2020, Adjusted Net Revenues of $1.36 billion were flat versus the nine months ended September 30, 2019, reflecting a decrease in Advisory Fees of $124.2 million and lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. These decreases were predominantly offset by increases in Underwriting Fees and Commissions and Related Fees of $119.8 million and $15.9 million, respectively. See the Business Line Reporting - Discussion of Adjusted Results below for further information.

Adjusted Compensation
For the three months ended September 30, 2020, the Adjusted compensation ratio was 63.6% versus 58.0% for the three months ended September 30, 2019. For the nine months ended September 30, 2020, the Adjusted compensation ratio was 63.6% versus 58.0% for the nine months ended September 30, 2019. The increase in the amount of Adjusted compensation recognized in the three and nine months ended September 30, 2020 is primarily driven by higher levels of incentive compensation recognized this year, higher amortization of unvested share-based and deferred cash awards and higher base salaries, primarily due to promotions. The resulting Adjusted compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the nine months ended September 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. The Adjusted compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period.

Adjusted Non-Compensation Costs
For the three months ended September 30, 2020, Adjusted Non-Compensation Costs of $71.0 million decreased 18% versus the three months ended September 30, 2019, primarily driven by decreased travel and related expenses related to prolonged travel restrictions. For the nine months ended September 30, 2020,

Adjusted Non-Compensation Costs of $230.9 million decreased 9% versus the nine months ended September 30, 2019, primarily driven by decreased travel and related expenses, related to prolonged travel restrictions, and decreased professional fees, partially offset by increased bad debt expense.

Adjusted Operating Expenses
Adjusted Operating Expenses exclude adjustments relating to Special Charges, Including Business Realignment Costs, as described in more detail on page 4.

Adjusted Effective Tax Rate
For the three months ended September 30, 2020, the Adjusted effective tax rate was 27.2% versus 24.9% for the three months ended September 30, 2019. For the nine months ended September 30, 2020, the Adjusted effective tax rate was 26.1% versus 20.9% for the nine months ended September 30, 2019. The Adjusted effective tax rate is impacted by the deduction associated with the appreciation or depreciation in the Firm's share price upon vesting of employee share-based awards above or below the original grant price.

COVID-19 Update

The worldwide COVID-19 pandemic has posed, and is expected to continue to pose, significant challenges for our business. Our revenues and cash flows have been adversely impacted to date, although our broad and diverse capabilities, including underwriting, restructuring, capital markets advisory and equity commissions and related fees, have enabled us to predominantly offset weakened M&A activity and offer relevant services to our clients. Our teams, the substantial majority of which are working remotely, continue to work diligently, though there remains uncertainty as to how the pandemic and government response may impact the markets and our clients' needs in the future. We continue to monitor our cash levels, liquidity, regulatory capital requirements, debt covenants and our other contractual obligations regularly, as well as decisions related to capital projects and returning capital to investors. Please see Section 1.A, entitled "Risk Factors", of our Form 10-Q for the quarterly period ended March 31, 2020 for more information.

Evercore's quarterly results may fluctuate significantly due to the timing and amount of transaction fees earned, as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Non-GAAP Measures:

Throughout this release certain information is presented on an Adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and then those results are adjusted to exclude certain items and reflect the conversion of vested and certain unvested Evercore LP Units into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Evercore's Adjusted Net Income Attributable to Evercore Inc. for the three and nine months ended September 30, 2020 was higher than U.S. GAAP as a result of the exclusion of expenses associated with awards granted in conjunction with certain of the Company's acquisitions, and certain other business acquisition-related charges and Special Charges, Including Business Realignment Costs.

Acquisition-related compensation charges for 2020 include expenses associated with awards granted in conjunction with the Company's acquisition of ISI. Acquisition-related charges for 2020 also include professional fees incurred and amortization of intangible assets.

Special Charges, Including Business Realignment Costs, for 2020 relate to separation and transition benefits and related costs as a result of the Company's review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives.

Gains resulting from the sale of the ECB Trust business in the third quarter of 2020 have also been excluded from Revenues.

Evercore's Adjusted Diluted Shares Outstanding for the three and nine months ended September 30, 2020 were higher than U.S. GAAP, as a result of the inclusion of certain Evercore LP Units.

Further details of these adjustments, as well as an explanation of similar amounts for the three and nine months ended September 30, 2019 are included in Annex I, pages A-2 to A-11.

Business Line Reporting - Discussion of U.S. GAAP Results

The following is a discussion of Evercore's segment results on a U.S. GAAP basis.

Investment Banking

	U.S. GAAP
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Investment Banking:
Advisory Fees	$270,662	$320,885	(16%)	$965,662	$1,090,309	(11%)
Underwriting Fees	66,499	17,598	278%	181,182	61,428	195%
Commissions and Related Fees	43,853	46,820	(6%)	153,353	137,417	12%
Other Revenue, net	4,449	2,709	64%	(5,704)	16,432	NM
Net Revenues	385,463	388,012	(1%)	1,294,493	1,305,586	(1%)

Expenses:
Employee Compensation and Benefits	250,856	233,078	8%	838,553	778,078	8%
Non-Compensation Costs	68,122	85,507	(20%)	221,883	249,904	(11%)
Special Charges, Including Business Realignment Costs	7,380	1,029	617%	39,582	3,087	NM
Total Expenses	326,358	319,614	2%	1,100,018	1,031,069	7%

Operating Income	$59,105	$68,398	(14%)	$194,475	$274,517	(29%)

Compensation Ratio	65.1%	60.1%		64.8%	59.6%
Non-Compensation Ratio	17.7%	22.0%		17.1%	19.1%
Operating Margin	15.3%	17.6%		15.0%	21.0%

Total Number of Fees from Advisory Client Transactions(1)	206	213	(3%)	475	489	(3%)
Investment Banking Fees of at Least $1 million from Advisory Client Transactions(1)	74	74	—%	224	223	—%

(1) Includes Advisory and Underwriting Transactions.

Revenues

During the three months ended September 30, 2020, fees from Advisory services decreased $50.2 million, or 16%, versus the three months ended September 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $66.5 million for the three months ended September 30, 2020 increased $48.9 million, or 278%, versus the three months ended September 30, 2019, as underwriting activity remained elevated from prior year levels. We participated in 30 underwriting transactions during the three months ended September 30, 2020 (vs. 18 in Q3 2019); 23 as a bookrunner (vs. 10 in Q3 2019). Commissions and Related Fees for the three months ended September 30, 2020 decreased $3.0 million, or 6%, versus the three months ended September 30, 2019.

During the nine months ended September 30, 2020, fees from Advisory services decreased $124.6 million, or 11%, versus the nine months ended September 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $181.2 million for the nine months ended September 30, 2020 increased $119.8 million, or 195%, versus the nine months ended September 30, 2019, as we closed several of the largest deals in our history. We participated in 78 underwriting transactions during the nine months ended September 30, 2020 (vs. 57 in 2019); 52 as a bookrunner (vs. 37 in 2019). Commissions and Related Fees for the nine months ended September 30, 2020 increased $15.9 million, or 12%, versus the nine months ended September 30, 2019, as a result of elevated volatility during the first half of 2020.

Other Revenue, net, for the three months ended September 30, 2020 increased versus the three months ended September 30, 2019, primarily reflecting gains on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, as the market continued to improve during the quarter. Other Revenue, net, for the nine months ended September 30, 2020 decreased versus the nine months ended September 30, 2019, primarily reflecting lower performance of the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

Expenses

Compensation costs were $250.9 million for the three months ended September 30, 2020, an increase of 8% from the third quarter of last year. The compensation ratio was 65.1% for the three months ended September 30, 2020, compared to 60.1% for the three months ended September 30, 2019. The compensation ratio for the three months ended September 30, 2020 is 67.0% when the $7.3 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. Compensation costs were $838.6 million for the nine months ended September 30, 2020, an increase of 8% compared to the nine months ended September 30, 2019. The compensation ratio was 64.8% for the nine months ended September 30, 2020, compared to 59.6% for the nine months ended September 30, 2019. The compensation ratio for the nine months ended September 30, 2020 is 67.7% when the $37.4 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. See page 4 for further information. The increase in the amount of compensation recognized in the three and nine months ended September 30, 2020 is primarily driven by higher levels of incentive compensation recognized this year, higher amortization of unvested share-based and deferred cash awards and higher base salaries, primarily due to promotions. The resulting compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the nine months ended September 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. The compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period.

Non-Compensation Costs for the three months ended September 30, 2020 were $68.1 million, a decrease of 20% compared to the third quarter of last year. The decrease in Non-Compensation Costs from last year primarily reflects decreased travel and related expenses related to prolonged travel restrictions. The ratio of Non-Compensation Costs to Net Revenues for the three months ended September 30, 2020 of 17.7% decreased from 22.0% for the third quarter of last year. Non-Compensation Costs for the nine months ended September 30, 2020 were $221.9 million, a decrease of 11% compared to the nine months ended September 30, 2019. The decrease in Non-Compensation Costs versus last year primarily reflects decreased travel and related expenses, related to prolonged travel restrictions, and decreased professional fees, partially offset by increased bad debt expense. The ratio of Non-Compensation Costs to Net Revenues for the nine months ended September 30, 2020 of 17.1% decreased from 19.1% for the nine months ended September 30, 2019.

Special Charges, Including Business Realignment Costs, for the three and nine months ended September 30, 2020 reflect $7.3 million and $37.5 million, respectively, for separation and transition benefits and related costs as a result of the Company's review of its operations and $0.1 million and $2.1 million, respectively, for the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives. See page 4 for further information. Special Charges, Including Business Realignment

Costs, for the three and nine months ended September 30, 2019, reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

Investment Management

	U.S. GAAP
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Asset Management and Administration Fees	$14,025	$12,650	11%	$39,725	$37,452	6%
Other Revenue, net	3,027	1,536	97%	2,379	5,533	(57%)
Net Revenues	17,052	14,186	20%	42,104	42,985	(2%)

Expenses:
Employee Compensation and Benefits	8,956	8,624	4%	26,047	25,579	2%
Non-Compensation Costs	3,515	3,616	(3%)	10,782	10,935	(1%)
Special Charges, Including Business Realignment Costs	—	—	NM	32	—	NM
Total Expenses	12,471	12,240	2%	36,861	36,514	1%

Operating Income	$4,581	$1,946	135%	$5,243	$6,471	(19%)

Compensation Ratio	52.5%	60.8%		61.9%	59.5%
Non-Compensation Ratio	20.6%	25.5%		25.6%	25.4%
Operating Margin	26.9%	13.7%		12.5%	15.1%

Assets Under Management (in millions)(1)
Wealth Management(2)	$9,517	$8,629	10%	$9,517	$8,629	10%
Institutional Asset Management	1,420	1,627	(13%)	1,420	1,627	(13%)
Total Assets Under Management	$10,937	$10,256	7%	$10,937	$10,256	7%

(1) Assets Under Management reflect end of period amounts from our consolidated subsidiaries.
(2) Assets Under Management includes Evercore assets which are managed by Evercore Wealth Management of $223.4 million and $318.5 million as of September 30, 2020 and 2019, respectively.

Revenues

	U.S. GAAP
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands)
Asset Management and Administration Fees:
Wealth Management	$13,664	$12,155	12%	$38,624	$35,408	9%
Institutional Asset Management	361	495	(27%)	1,101	2,044	(46%)
Total Asset Management and Administration Fees	$14,025	$12,650	11%	$39,725	$37,452	6%

Asset Management and Administration Fees of $14.0 million for the three months ended September 30, 2020 increased 11% compared to the third quarter of last year, principally driven by an increase in fees from Wealth Management clients, which increased 12% compared to the third quarter of last year, as associated AUM increased 10%.

Asset Management and Administration Fees of $39.7 million for the nine months ended September 30, 2020 increased 6% compared to the nine months ended September 30, 2019, principally driven by an increase in fees from Wealth Management clients, which increased 9% compared to the nine months ended September 30, 2019, as associated AUM increased 10%.

Other Revenue, net, which includes income from our legacy private equity investments, increased 97% versus the three months ended September 30, 2019 and decreased 57% versus the nine months ended September 30, 2019.

Expenses

Investment Management's expenses for the three months ended September 30, 2020 were $12.5 million, an increase of 2% compared to the third quarter of last year, primarily due to an increase in compensation costs, partially offset by a decrease in Non-Compensation Costs. Investment Management's expenses for the nine months ended September 30, 2020 were $36.9 million, an increase of 1% compared to the nine months ended September 30, 2019, primarily due to an increase in compensation costs, partially offset by a decrease in Non-Compensation Costs.

Special Charges, Including Business Realignment Costs, for the nine months ended September 30, 2020 primarily reflect separation and transition benefits. See page 4 for further information.

Business Line Reporting - Discussion of Adjusted Results

The following is a discussion of Evercore's segment results on an Adjusted basis. See pages 7 and A-2 to A-11 for further information and reconciliations of these metrics to our U.S. GAAP results.

Investment Banking

	Adjusted
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Investment Banking:
Advisory Fees(1)	$271,232	$321,167	(16%)	$966,833	$1,091,065	(11%)
Underwriting Fees	66,499	17,598	278%	181,182	61,428	195%
Commissions and Related Fees	43,853	46,820	(6%)	153,353	137,417	12%
Other Revenue, net	8,667	6,495	33%	7,890	24,786	(68%)
Net Revenues	390,251	392,080	—%	1,309,258	1,314,696	—%

Expenses:
Employee Compensation and Benefits	250,856	228,527	10%	837,486	765,732	9%
Non-Compensation Costs	67,799	83,170	(18%)	220,440	243,253	(9%)
Total Expenses	318,655	311,697	2%	1,057,926	1,008,985	5%

Operating Income	$71,596	$80,383	(11%)	$251,332	$305,711	(18%)

Compensation Ratio	64.3%	58.3%		64.0%	58.2%
Non-Compensation Ratio	17.4%	21.2%		16.8%	18.5%
Operating Margin	18.3%	20.5%		19.2%	23.3%

Total Number of Fees from Advisory Client Transactions(2)	206	213	(3%)	475	489	(3%)
Investment Banking Fees of at Least $1 million from Advisory Client Transactions(2)	74	74	—%	224	223	—%

(1) Advisory Fees on an Adjusted basis reflect the reclassification of earnings related to our equity investment in Luminis of $570 and $1,171 for the three and nine months ended September 30, 2020, respectively, and $282 and $756 for the three and nine months ended September 30, 2019, respectively.

(2) Includes Advisory and Underwriting Transactions.

Adjusted Revenues

During the three months ended September 30, 2020, fees from Advisory services decreased $49.9 million, or 16%, versus the three months ended September 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $66.5 million for the three months ended September 30, 2020 increased $48.9 million, or 278%, versus the three months ended September 30, 2019, as underwriting activity remained elevated from prior year levels. We participated in 30 underwriting transactions during the three months ended September 30, 2020 (vs. 18 in Q3 2019); 23 as a bookrunner (vs. 10 in Q3 2019). Commissions and Related Fees for the three months ended September 30, 2020 decreased $3.0 million, or 6%, versus the three months ended September 30, 2019.

During the nine months ended September 30, 2020, fees from Advisory services decreased $124.2 million, or 11%, versus the nine months ended September 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $181.2 million for the nine months ended September 30, 2020 increased $119.8 million, or 195%, versus the nine months ended

September 30, 2019, as we closed several of the largest deals in our history. We participated in 78 underwriting transactions during the nine months ended September 30, 2020 (vs. 57 in 2019); 52 as a bookrunner (vs. 37 in 2019). Commissions and Related Fees for the nine months ended September 30, 2020 increased $15.9 million, or 12%, versus the nine months ended September 30, 2019, as a result of elevated volatility during the first half of 2020.

Other Revenue, net, for the three months ended September 30, 2020 increased versus the three months ended September 30, 2019, primarily reflecting gains on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, as the market continued to improve during the quarter. Other Revenue, net, for the nine months ended September 30, 2020 decreased versus the nine months ended September 30, 2019, primarily reflecting lower performance of the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

Adjusted Expenses

Adjusted compensation costs were $250.9 million for the three months ended September 30, 2020, an increase of 10% from the third quarter of last year. The Adjusted compensation ratio was 64.3% for the three months ended September 30, 2020, compared to 58.3% for the three months ended September 30, 2019. Adjusted compensation costs were $837.5 million for the nine months ended September 30, 2020, an increase of 9% compared to the nine months ended September 30, 2019. The Adjusted compensation ratio was 64.0% for the nine months ended September 30, 2020, compared to 58.2% for the nine months ended September 30, 2019. The increase in the amount of Adjusted compensation recognized in the three and nine months ended September 30, 2020 is primarily driven by higher levels of incentive compensation recognized this year, higher amortization of unvested share-based and deferred cash awards and higher base salaries, primarily due to promotions. The resulting Adjusted compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the nine months ended September 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. The Adjusted compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period.

Adjusted Non-Compensation Costs for the three months ended September 30, 2020 were $67.8 million, a decrease of 18% from the third quarter of last year. The decrease in Adjusted Non-Compensation Costs versus last year primarily reflects decreased travel and related expenses related to prolonged travel restrictions. The ratio of Adjusted Non-Compensation Costs to Adjusted Net Revenues for the three months ended September 30, 2020 of 17.4% decreased from 21.2% for the third quarter of last year. Adjusted Non-Compensation Costs for the nine months ended September 30, 2020 were $220.4 million, a decrease of 9% from the nine months ended September 30, 2019. The decrease in Non-Compensation Costs versus last year primarily reflects decreased travel and related expenses, related to prolonged travel restrictions, and decreased professional fees, partially offset by increased bad debt expense. The ratio of Adjusted Non-Compensation Costs to Adjusted Net Revenues for the nine months ended September 30, 2020 of 16.8% decreased from 18.5% for the nine months ended September 30, 2019.

Investment Management

	Adjusted
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Asset Management and Administration Fees	$16,566	$14,930	11%	$47,106	$43,922	7%
Other Revenue, net	1,672	1,536	9%	1,024	5,533	(81%)
Net Revenues	18,238	16,466	11%	48,130	49,455	(3%)

Expenses:
Employee Compensation and Benefits	8,956	8,624	4%	26,047	25,579	2%
Non-Compensation Costs	3,215	3,416	(6%)	10,482	10,627	(1%)
Total Expenses	12,171	12,040	1%	36,529	36,206	1%

Operating Income	$6,067	$4,426	37%	$11,601	$13,249	(12%)

Compensation Ratio	49.1%	52.4%		54.1%	51.7%
Non-Compensation Ratio	17.6%	20.7%		21.8%	21.5%
Operating Margin	33.3%	26.9%		24.1%	26.8%

Assets Under Management (in millions)(1)
Wealth Management(2)	$9,517	$8,629	10%	$9,517	$8,629	10%
Institutional Asset Management	1,420	1,627	(13%)	1,420	1,627	(13%)
Total Assets Under Management	$10,937	$10,256	7%	$10,937	$10,256	7%

(1) Assets Under Management reflect end of period amounts from our consolidated subsidiaries.
(2) Assets Under Management includes Evercore assets which are managed by Evercore Wealth Management of $223.4 million and $318.5 million as of September 30, 2020 and 2019, respectively.

Adjusted Revenues

	Adjusted
	Three Months Ended			Nine Months Ended
	September 30, 2020	September 30, 2019	% Change	September 30, 2020	September 30, 2019	% Change
	(dollars in thousands)
Asset Management and Administration Fees:
Wealth Management	$13,664	$12,155	12%	$38,624	$35,408	9%
Institutional Asset Management	361	495	(27%)	1,101	2,044	(46%)
Equity in Earnings of Affiliates(1)	2,541	2,280	11%	7,381	6,470	14%
Total Asset Management and Administration Fees	$16,566	$14,930	11%	$47,106	$43,922	7%

(1) Equity in ABS and Atalanta Sosnoff on a U.S. GAAP basis are reclassified from Asset Management and Administration Fees to Income from Equity Method Investments.

Adjusted Asset Management and Administration Fees of $16.6 million for the three months ended September 30, 2020 increased 11% compared to the third quarter of last year, principally driven by an increase in fees from Wealth Management clients, which increased 12% compared to the third quarter of last year, as associated AUM increased 10%.

Equity in Earnings of Affiliates of $2.5 million for the three months ended September 30, 2020 increased 11% relative to the third quarter of last year, driven principally by higher income earned in the third quarter of 2020 by Atalanta Sosnoff.

Adjusted Asset Management and Administration Fees of $47.1 million for the nine months ended September 30, 2020 increased 7% compared to the nine months ended September 30, 2019, principally driven by an increase in fees from Wealth Management clients, which increased 9% compared to the nine months ended September 30, 2019, as associated AUM increased 10%.

Equity in Earnings of Affiliates of $7.4 million for the nine months ended September 30, 2020 increased 14% relative to the nine months ended September 30, 2019, driven by higher income earned by Atalanta Sosnoff and ABS in 2020.

Other Revenue, net, which includes income from our legacy private equity investments, increased 9% versus the three months ended September 30, 2019 and decreased 81% versus the nine months ended September 30, 2019.

Adjusted Expenses

Investment Management's Adjusted expenses for the three months ended September 30, 2020 were $12.2 million, an increase of 1% compared to the third quarter of last year, primarily due to an increase in compensation costs, partially offset by a decrease in Non-Compensation Costs. Investment Management's Adjusted expenses for the nine months ended September 30, 2020 were $36.5 million, an increase of 1% compared to the nine months ended September 30, 2019, primarily due to an increase in compensation costs, partially offset by a decrease in Non-Compensation Costs.

Liquidity

The Company continues to maintain a strong balance sheet, holding cash and cash equivalents of $1.1 billion and investment securities of $100.8 million at September 30, 2020. Current assets exceed current liabilities by $1.0 billion at September 30, 2020. Amounts due related to the Notes Payable were $374.5 million at September 30, 2020.

Deferred Compensation

During the nine months ended September 30, 2020, the Company granted to certain employees approximately 1.9 million unvested RSUs. In June 2020, the Company's stockholders approved the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (the "Amended 2016 Plan"). The total shares available to be granted in the future under the Amended 2016 Plan was approximately 7.0 million as of September 30, 2020.

The Company recognized compensation expense related to our deferred cash compensation program and restricted stock units of $27.4 million and $46.9 million, respectively, for the three months ended September 30, 2020 and $85.3 million and $147.4 million, respectively, for the nine months ended September 30, 2020. The Company recognized compensation expense related to our deferred cash compensation program and restricted stock units of $15.3 million and $50.2 million, respectively, for the three months ended September 30, 2019 and $50.8 million and $162.3 million, respectively, for the nine months ended September 30, 2019.

Capital Return Transactions

On October 20, 2020, the Board of Directors of Evercore declared a quarterly dividend of $0.61 per share to be paid on December 11, 2020 to common stockholders of record on November 27, 2020.

During the three months ended September 30, 2020, the Company repurchased approximately 16 thousand shares from employees for the net settlement of stock-based compensation awards at an average price per share of $58.37. During the nine months ended September 30, 2020, the Company repurchased approximately 1.0 million shares from employees for the net settlement of stock-based compensation awards at an average price per share of $76.18, and approximately 0.9 million shares at an average price per share of $75.93 in open market transactions pursuant to the Company's share repurchase program. The aggregate approximately 1.9 million shares were acquired at an average price per share of $76.07.

Conference Call

Evercore will host a related conference call beginning at 8:00 a.m. Eastern Time, Wednesday, October 21, 2020, accessible via telephone and the Internet. Investors and analysts may participate in the live conference call by dialing (877) 359-9508 (toll-free domestic) or (224) 357-2393 (international); passcode: 2882467. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); passcode: 2882467. A live audio webcast of the conference call will be available on the For Investors section of Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for 30 days after the call.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in North America, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:    Hallie Miller
Head of Investor Relations, Evercore
917-386-7856

Media Contact:    Dana Gorman
Abernathy MacGregor, for Evercore
212-371-5999

Basis of Alternative Financial Statement Presentation

Our Adjusted results are a non-GAAP measure. As discussed further under "Non-GAAP Measures", Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and better reflect management's view of operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of our U.S. GAAP results to Adjusted results is presented in the tables included in Annex I.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, Evercore's operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "backlog," "believes," "expects," "potential," "probable," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. All statements, other than statements of historical fact, included in this presentation are forward-looking statements, including with respect to the worldwide COVID-19 pandemic, and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore's business. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Evercore believes these factors include, but are not limited to, those described under "Risk Factors" discussed in Evercore's Annual Report on Form 10-K for the year ended December 31, 2019, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and Registration Statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release, including those statements herein with respect to the adverse impact that the COVID-19 pandemic has had, and may continue to have, on our business. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Evercore to predict all risks and uncertainties, nor can Evercore assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and Evercore does not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Evercore undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

With respect to any securities offered by any private equity fund referenced herein, such securities have not been, and will not be registered, under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ANNEX I

EVERCORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues
Investment Banking:
Advisory Fees	$270,662	$320,885	$965,662	$1,090,309
Underwriting Fees	66,499	17,598	181,182	61,428
Commissions and Related Fees	43,853	46,820	153,353	137,417
Asset Management and Administration Fees	14,025	12,650	39,725	37,452
Other Revenue, Including Interest and Investments	12,479	9,911	13,047	35,886
Total Revenues	407,518	407,864	1,352,969	1,362,492
Interest Expense(1)	5,003	5,666	16,372	13,921
Net Revenues	402,515	402,198	1,336,597	1,348,571

Expenses
Employee Compensation and Benefits	259,812	241,702	864,600	803,657
Occupancy and Equipment Rental	18,043	16,946	54,318	51,225
Professional Fees	17,324	21,577	53,165	60,912
Travel and Related Expenses	3,182	17,589	23,089	54,650
Communications and Information Services	13,868	12,146	40,704	34,773
Depreciation and Amortization	6,214	8,419	20,060	23,123
Execution, Clearing and Custody Fees	2,840	3,265	10,230	9,483
Special Charges, Including Business Realignment Costs	7,380	1,029	39,614	3,087
Acquisition and Transition Costs	454	380	560	488
Other Operating Expenses	9,712	8,801	30,539	26,185
Total Expenses	338,829	331,854	1,136,879	1,067,583

Income Before Income from Equity Method Investments and Income Taxes	63,686	70,344	199,718	280,988
Income from Equity Method Investments	3,111	2,562	8,552	7,226
Income Before Income Taxes	66,797	72,906	208,270	288,214
Provision for Income Taxes	15,677	20,402	51,042	60,253
Net Income	51,120	52,504	157,228	227,961
Net Income Attributable to Noncontrolling Interest	8,510	9,226	27,031	35,709
Net Income Attributable to Evercore Inc.	$42,610	$43,278	$130,197	$192,252

Net Income Attributable to Evercore Inc. Common Shareholders	$42,610	$43,278	$130,197	$192,252

Weighted Average Shares of Class A Common Stock Outstanding:
Basic	40,694	39,704	40,441	40,246
Diluted	42,343	42,789	42,185	43,437

Net Income Per Share Attributable to Evercore Inc. Common Shareholders:
Basic	$1.05	$1.09	$3.22	$4.78
Diluted	$1.01	$1.01	$3.09	$4.43

(1) Includes interest expense on long-term debt and interest expense on short-term repurchase agreements.

Adjusted Results
Throughout the discussion of Evercore's business segments and elsewhere in this release, information is presented on an Adjusted basis, which is a non-generally accepted accounting principles ("non-GAAP") measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), adjusted to exclude certain items and reflect the conversion of vested and unvested Class A Evercore LP Units, as well as Acquisition Related Class E and J Evercore LP Units and Unvested Restricted Stock Units granted to ISI employees, into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company's two business segments: Investment Banking and Investment Management. The differences between the Adjusted and U.S. GAAP results are as follows:

1.
Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. The Company incurred expenses, in Employee Compensation and Benefits, resulting from the vesting of Class E and Class J Evercore LP Units issued in conjunction with the acquisition of ISI. The Adjusted results assume these LP Units have vested and have been exchanged for Class A shares. Accordingly, any expense associated with these units, and related awards, is excluded from the Adjusted results, and the noncontrolling interest related to these units is converted to a controlling interest. The Company's management believes that it is useful to provide the per-share effect associated with the assumed conversion of these previously granted equity interests, and thus the Adjusted results reflect the exchange of vested and unvested Class A and E Evercore LP Units and IPO related restricted stock unit awards into Class A shares.

2.
Adjustments Associated with Business Combinations and Divestitures. The following charges resulting from business combinations and divestitures have been excluded from the Adjusted results because the Company's Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges:

a.
Amortization of Intangible Assets and Other Purchase Accounting-related Amortization. Amortization of intangible assets and other purchase accounting-related amortization from the acquisition of ISI and certain other acquisitions.

b.	Acquisition and Transition Costs. Primarily professional fees incurred and costs related to transitioning acquisitions or divestitures.
c. Gain on Sale of ECB Trust Business. The gain resulting from the sale of the ECB Trust business in the third quarter of 2020 is excluded from the Adjusted presentation.

3.
Special Charges, Including Business Realignment Costs. Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company's review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives. Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

4.
Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units are vested and exchanged into Class A shares, as discussed in Item 1 above, as the assumed exchange would change the tax structure of the Company.

5.
Presentation of Interest Expense. The Adjusted results present interest expense on short-term repurchase agreements, within the Investment Management segment, in Other Revenues, net, as the Company's Management believes it is more meaningful to present the spread on net interest resulting from the matched financial assets and liabilities. In addition, Adjusted Investment Banking and Investment Management Operating Income are presented before interest expense on debt, which is included in interest expense on a U.S. GAAP basis.

6.
Presentation of Income from Equity Method Investments. The Adjusted results present Income from Equity Method Investments within Revenue as the Company's Management believes it is a more meaningful presentation.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Revenues - U.S. GAAP	$402,515	$402,198	$1,336,597	$1,348,571
Income from Equity Method Investments (1)	3,111	2,562	8,552	7,226
Interest Expense on Debt (2)	4,218	3,786	13,594	8,354
Gain on Sale of ECB Trust Business (3)	(1,355)	—	(1,355)	—
Net Revenues - Adjusted	$408,489	$408,546	$1,357,388	$1,364,151

Compensation Expense - U.S. GAAP	$259,812	$241,702	$864,600	$803,657
Amortization of LP Units and Certain Other Awards (4)	—	(4,551)	(1,067)	(12,346)
Compensation Expense - Adjusted	$259,812	$237,151	$863,533	$791,311

Operating Income - U.S. GAAP	$63,686	$70,344	$199,718	$280,988
Income from Equity Method Investments (1)	3,111	2,562	8,552	7,226
Pre-Tax Income - U.S. GAAP	66,797	72,906	208,270	288,214
Gain on Sale of ECB Trust Business (3)	(1,355)	—	(1,355)	—
Amortization of LP Units and Certain Other Awards (4)	—	4,551	1,067	12,346
Special Charges, Including Business Realignment Costs (5)	7,380	1,029	39,614	3,087
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (6a)	169	2,157	1,183	6,471
Acquisition and Transition Costs (6b)	454	380	560	488
Pre-Tax Income - Adjusted	73,445	81,023	249,339	310,606
Interest Expense on Debt (2)	4,218	3,786	13,594	8,354
Operating Income - Adjusted	$77,663	$84,809	$262,933	$318,960

Provision for Income Taxes - U.S. GAAP	$15,677	$20,402	$51,042	$60,253
Income Taxes (7)	4,292	(235)	14,002	4,555
Provision for Income Taxes - Adjusted	$19,969	$20,167	$65,044	$64,808

Net Income Attributable to Evercore Inc. - U.S. GAAP	$42,610	$43,278	$130,197	$192,252
Gain on Sale of ECB Trust Business (3)	(1,355)	—	(1,355)	—
Amortization of LP Units and Certain Other Awards (4)	—	4,551	1,067	12,346
Special Charges, Including Business Realignment Costs (5)	7,380	1,029	39,614	3,087
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (6a)	169	2,157	1,183	6,471
Acquisition and Transition Costs (6b)	454	380	560	488
Income Taxes (7)	(4,292)	235	(14,002)	(4,555)
Noncontrolling Interest (8)	7,662	8,843	24,949	33,080
Net Income Attributable to Evercore Inc. - Adjusted	$52,628	$60,473	$182,213	$243,169

Diluted Shares Outstanding - U.S. GAAP	42,343	42,789	42,185	43,437
LP Units (9)	5,071	5,310	5,161	5,237
Unvested Restricted Stock Units - Event Based (9)	12	12	12	12
Diluted Shares Outstanding - Adjusted	47,426	48,111	47,358	48,686

Key Metrics: (a)
Diluted Earnings Per Share - U.S. GAAP	$1.01	$1.01	$3.09	$4.43
Diluted Earnings Per Share - Adjusted	$1.11	$1.26	$3.85	$4.99

Compensation Ratio - U.S. GAAP	64.5%	60.1%	64.7%	59.6%
Compensation Ratio - Adjusted	63.6%	58.0%	63.6%	58.0%

Operating Margin - U.S. GAAP	15.8%	17.5%	14.9%	20.8%
Operating Margin - Adjusted	19.0%	20.8%	19.4%	23.4%

Effective Tax Rate - U.S. GAAP	23.5%	28.0%	24.5%	20.9%
Effective Tax Rate - Adjusted	27.2%	24.9%	26.1%	20.9%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
TRAILING TWELVE MONTHS
(dollars in thousands)
(UNAUDITED)
	Consolidated
	Twelve Months Ended
	September 30, 2020	September 30, 2019
Net Revenues - U.S. GAAP	$1,996,724	$2,119,977
Income from Equity Method Investments (1)	12,322	9,678
Interest Expense on Debt (2)	18,157	10,694
Gain on Sale of ECB Trust Business (3)	(1,355)	—
Net Revenues - Adjusted	$2,025,848	$2,140,349

Compensation Expense - U.S. GAAP	$1,261,920	$1,234,293
Amortization of LP Units and Certain Other Awards (4)	(6,904)	(16,117)
Compensation Expense - Adjusted	$1,255,016	$1,218,176

Compensation Ratio - U.S. GAAP (a)	63.2%	58.2%
Compensation Ratio - Adjusted (a)	62.0%	56.9%

	Investment Banking
	Twelve Months Ended
	September 30, 2020	September 30, 2019
Net Revenues - U.S. GAAP	$1,940,702	$2,064,900
Income from Equity Method Investments (1)	1,331	977
Interest Expense on Debt (2)	18,157	10,694
Net Revenues - Adjusted	$1,960,190	$2,076,571

Compensation Expense - U.S. GAAP	$1,227,270	$1,201,095
Amortization of LP Units and Certain Other Awards (4)	(6,904)	(16,117)
Compensation Expense - Adjusted	$1,220,366	$1,184,978

Compensation Ratio - U.S. GAAP (a)	63.2%	58.2%
Compensation Ratio - Adjusted (a)	62.3%	57.1%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020
(dollars in thousands)
(UNAUDITED)

	Investment Banking Segment
	Three Months Ended September 30, 2020				Nine Months Ended September 30, 2020
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking:
Advisory Fees	$270,662	$570	(1)	$271,232	$965,662	$1,171	(1)	$966,833
Underwriting Fees	66,499	—		66,499	181,182	—		181,182
Commissions and Related Fees	43,853	—		43,853	153,353	—		153,353
Other Revenue, net	4,449	4,218	(2)	8,667	(5,704)	13,594	(2)	7,890
Net Revenues	385,463	4,788		390,251	1,294,493	14,765		1,309,258

Expenses:
Employee Compensation and Benefits	250,856	—		250,856	838,553	(1,067)	(4)	837,486
Non-Compensation Costs	68,122	(323)	(6)	67,799	221,883	(1,443)	(6)	220,440
Special Charges, Including Business Realignment Costs	7,380	(7,380)	(5)	—	39,582	(39,582)	(5)	—
Total Expenses	326,358	(7,703)		318,655	1,100,018	(42,092)		1,057,926

Operating Income (a)	$59,105	$12,491		$71,596	$194,475	$56,857		$251,332

Compensation Ratio (b)	65.1%			64.3%	64.8%			64.0%
Operating Margin (b)	15.3%			18.3%	15.0%			19.2%

	Investment Management Segment
	Three Months Ended September 30, 2020				Nine Months Ended September 30, 2020
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$14,025	$2,541	(1)	$16,566	$39,725	$7,381	(1)	$47,106
Other Revenue, net	3,027	(1,355)	(3)	1,672	2,379	(1,355)	(3)	1,024
Net Revenues	17,052	1,186		18,238	42,104	6,026		48,130

Expenses:
Employee Compensation and Benefits	8,956	—		8,956	26,047	—		26,047
Non-Compensation Costs	3,515	(300)	(6)	3,215	10,782	(300)	(6)	10,482
Special Charges, Including Business Realignment Costs	—	—		—	32	(32)	(5)	—
Total Expenses	12,471	(300)		12,171	36,861	(332)		36,529

Operating Income (a)	$4,581	$1,486		$6,067	$5,243	$6,358		$11,601

Compensation Ratio (b)	52.5%			49.1%	61.9%			54.1%
Operating Margin (b)	26.9%			33.3%	12.5%			24.1%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019
(dollars in thousands)
(UNAUDITED)

	Investment Banking Segment
	Three Months Ended September 30, 2019				Nine Months Ended September 30, 2019
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking:
Advisory Fees	$320,885	$282	(1)	$321,167	$1,090,309	$756	(1)	$1,091,065
Underwriting Fees	17,598	—		17,598	61,428	—		61,428
Commissions and Related Fees	46,820	—		46,820	137,417	—		137,417
Other Revenue, net	2,709	3,786	(2)	6,495	16,432	8,354	(2)	24,786
Net Revenues	388,012	4,068		392,080	1,305,586	9,110		1,314,696

Expenses:
Employee Compensation and Benefits	233,078	(4,551)	(4)	228,527	778,078	(12,346)	(4)	765,732
Non-Compensation Costs	85,507	(2,337)	(6)	83,170	249,904	(6,651)	(6)	243,253
Special Charges, Including Business Realignment Costs	1,029	(1,029)	(5)	—	3,087	(3,087)	(5)	—
Total Expenses	319,614	(7,917)		311,697	1,031,069	(22,084)		1,008,985

Operating Income (a)	$68,398	$11,985		$80,383	$274,517	$31,194		$305,711

Compensation Ratio (b)	60.1%			58.3%	59.6%			58.2%
Operating Margin (b)	17.6%			20.5%	21.0%			23.3%

	Investment Management Segment
	Three Months Ended September 30, 2019				Nine Months Ended September 30, 2019
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$12,650	$2,280	(1)	$14,930	$37,452	$6,470	(1)	$43,922
Other Revenue, net	1,536	—		1,536	5,533	—		5,533
Net Revenues	14,186	2,280		16,466	42,985	6,470		49,455

Expenses:
Employee Compensation and Benefits	8,624	—		8,624	25,579	—		25,579
Non-Compensation Costs	3,616	(200)	(6)	3,416	10,935	(308)	(6)	10,627
Total Expenses	12,240	(200)		12,040	36,514	(308)		36,206

Operating Income (a)	$1,946	$2,480		$4,426	$6,471	$6,778		$13,249

Compensation Ratio (b)	60.8%			52.4%	59.5%			51.7%
Operating Margin (b)	13.7%			26.9%	15.1%			26.8%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(dollars in thousands)
(UNAUDITED)

	U.S. GAAP
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Investment Banking
Net Revenues:
Investment Banking:
Advisory Fees	$270,662	$320,885	$965,662	$1,090,309
Underwriting Fees	66,499	17,598	181,182	61,428
Commissions and Related Fees	43,853	46,820	153,353	137,417
Other Revenue, net	4,449	2,709	(5,704)	16,432
Net Revenues	385,463	388,012	1,294,493	1,305,586

Expenses:
Employee Compensation and Benefits	250,856	233,078	838,553	778,078
Non-Compensation Costs	68,122	85,507	221,883	249,904
Special Charges, Including Business Realignment Costs	7,380	1,029	39,582	3,087
Total Expenses	326,358	319,614	1,100,018	1,031,069

Operating Income (a)	$59,105	$68,398	$194,475	$274,517

Investment Management
Net Revenues:
Asset Management and Administration Fees	$14,025	$12,650	$39,725	$37,452
Other Revenue, net	3,027	1,536	2,379	5,533
Net Revenues	17,052	14,186	42,104	42,985

Expenses:
Employee Compensation and Benefits	8,956	8,624	26,047	25,579
Non-Compensation Costs	3,515	3,616	10,782	10,935
Special Charges, Including Business Realignment Costs	—	—	32	—
Total Expenses	12,471	12,240	36,861	36,514

Operating Income (a)	$4,581	$1,946	$5,243	$6,471

Total
Net Revenues:
Investment Banking:
Advisory Fees	$270,662	$320,885	$965,662	$1,090,309
Underwriting Fees	66,499	17,598	181,182	61,428
Commissions and Related Fees	43,853	46,820	153,353	137,417
Asset Management and Administration Fees	14,025	12,650	39,725	37,452
Other Revenue, net	7,476	4,245	(3,325)	21,965
Net Revenues	402,515	402,198	1,336,597	1,348,571

Expenses:
Employee Compensation and Benefits	259,812	241,702	864,600	803,657
Non-Compensation Costs	71,637	89,123	232,665	260,839
Special Charges, Including Business Realignment Costs	7,380	1,029	39,614	3,087
Total Expenses	338,829	331,854	1,136,879	1,067,583

Operating Income (a)	$63,686	$70,344	$199,718	$280,988

(a) Operating Income excludes Income (Loss) from Equity Method Investments.

Notes to Unaudited Condensed Consolidated Adjusted Financial Data

For further information on these adjustments, see page A-2.

(1)	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

(2)	Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP basis.

(3)	The gain resulting from the sale of the ECB Trust business in the third quarter of 2020 is excluded from the Adjusted presentation.

(4)	Expenses incurred from the assumed vesting of Class J Evercore LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

(5)
Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company's review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives. Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

(6)	Non-Compensation Costs on an Adjusted basis reflect the following adjustments:

	Three Months Ended September 30, 2020
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$18,043	$—		$18,043
Professional Fees	17,324	—		17,324
Travel and Related Expenses	3,182	—		3,182
Communications and Information Services	13,868	—		13,868
Depreciation and Amortization	6,214	(169)	(6a)	6,045
Execution, Clearing and Custody Fees	2,840	—		2,840
Acquisition and Transition Costs	454	(454)	(6b)	—
Other Operating Expenses	9,712	—		9,712
Total Non-Compensation Costs	$71,637	$(623)		$71,014

	Three Months Ended September 30, 2019
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$16,946	$—		$16,946
Professional Fees	21,577	—		21,577
Travel and Related Expenses	17,589	—		17,589
Communications and Information Services	12,146	—		12,146
Depreciation and Amortization	8,419	(2,157)	(6a)	6,262
Execution, Clearing and Custody Fees	3,265	—		3,265
Acquisition and Transition Costs	380	(380)	(6b)	—
Other Operating Expenses	8,801	—		8,801
Total Non-Compensation Costs	$89,123	$(2,537)		$86,586

	Nine Months Ended September 30, 2020
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$54,318	$—		$54,318
Professional Fees	53,165	—		53,165
Travel and Related Expenses	23,089	—		23,089
Communications and Information Services	40,704	—		40,704
Depreciation and Amortization	20,060	(1,183)	(6a)	18,877
Execution, Clearing and Custody Fees	10,230	—		10,230
Acquisition and Transition Costs	560	(560)	(6b)	—
Other Operating Expenses	30,539	—		30,539
Total Non-Compensation Costs	$232,665	$(1,743)		$230,922

	Nine Months Ended September 30, 2019
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$51,225	$—		$51,225
Professional Fees	60,912	—		60,912
Travel and Related Expenses	54,650	—		54,650
Communications and Information Services	34,773	—		34,773
Depreciation and Amortization	23,123	(6,471)	(6a)	16,652
Execution, Clearing and Custody Fees	9,483	—		9,483
Acquisition and Transition Costs	488	(488)	(6b)	—
Other Operating Expenses	26,185	—		26,185
Total Non-Compensation Costs	$260,839	$(6,959)		$253,880

(6a)
The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisition of ISI and certain other acquisitions.

(6b)	Primarily the exclusion from the Adjusted presentation of professional fees incurred and costs related to transitioning acquisitions or divestitures.

(7)
Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units are vested and exchanged into Class A shares, as the assumed exchange would change the tax structure of the Company.

(8)	Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

(9)
Assumes the vesting, and exchange into Class A shares, of Class A and E Evercore LP Units and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.